UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 15, 2012

CYCLACEL PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50626	91-1707622
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Connell Drive, Suite 1500
Berkeley Heights, NJ 07922
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (908) 517-7330

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01   Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer or Listing.

As previously reported, on September 16, 2011, Cyclacel Pharmaceuticals, Inc. (the “Company”) had received a letter from The NASDAQ Stock Market LLC (“NASDAQ”) notifying the Company that for 30 consecutive business days the bid price of the Company’s common stock had closed below $1.00 per share, the minimum closing bid price required by the continued listing requirements set forth in Listing Rule 5450(a)(1) (the “Rule”), and that, pursuant to Listing Rule 5810(c)(3)(A), the Company has 180 calendar days, or until March 14, 2012, to regain compliance with the minimum bid price requirement.

On March 15, 2012, the Company received a determination letter from NASDAQ notifying the Company that it had not regained compliance with the Rule during the 180 calendar days and that the Company’s security is subject to delisting from the NASDAQ Global Market, unless the Company requests a hearing before a NASDAQ Listing Qualifications Panel (the “Panel”) by no later than March 22, 2012 to appeal the NASDAQ Staff’s determination.

The Company has requested a hearing before the Panel to present its plan to regain compliance with the Rule, which request automatically stays the delisting of the Company’s securities pending the issuance of the Panel’s decision.  The hearing is scheduled for Thursday, April 26, 2012.

Under NASDAQ’s Listing Rules, the Panel may, at its discretion, determine to continue the Company’s listing pursuant to an exception to the Rule for a maximum of 180 calendar days from the date of the NASDAQ Staff’s notification, or through September 10, 2012.  However, there can be no assurances that the Panel will do so.

Notwithstanding the Company’s request for a hearing before the Panel, if such appeal is unsuccessful, the Company may still transfer its listing to The NASDAQ Capital Market if it meets the initial listing criteria set forth in NASDAQ Marketplace Rule 5505, except for the bid price requirement. In that case, it may have an additional period of 180 calendar days in which to comply with the minimum bid price requirement.  The Company currently meets these initial listing criteria, except for the bid price requirement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CYCLACEL PHARMACEUTICALS, INC.

	By:	/s/ Paul McBarron
	Name:	Paul McBarron
	Title:	Executive Vice President—Finance,
Chief Financial Officer and
Chief Operating Officer

Date: March 19, 2011

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